Exhibit 99.1

FOR IMMEDIATE RELEASE

Celsius Holdings, Inc. Announces New Board Members in Conjunction

With Board Succession and Refreshment Policy

John Fieldly, CEO, Named Chairman of the Board

Hal Kravitz, Named Independent Lead Director

BOCA RATON, FL, August 20, 2021/PRNewswire/ -- Celsius Holdings, Inc., (Nasdaq: CELH) (the “Company”), maker of the leading global fitness drink, CELSIUS®, announced today that directors William Milmoe, Tom Lynch and Kevin Harrington stepped down from the Company’s Board of Directors (the “Board”) upon the scheduled expiration of their terms at the Company’s Annual Meeting of Stockholders, held on August 19, 2021 (the “Annual Meeting”). The Company has added three new board of directors and named John Fieldly, CEO, as Chairman of the Board. The changes emanated from the Nominating Committee and Board adoption of a Succession and Refreshment Policy, to ensure Celsius is among corporate governance leaders.

John Fieldly, President, Chairman and CEO commented, “I first want to thank the tremendous service our three exiting board members brought to Celsius as they were all integral in our journey from trading on the OTC market to now topping over $5 billion in market capitalization. They have helped position the company for continued acceleration in both sales and market share gains, where we believe the opportunity for scale is just beginning. I’m also excited to welcome the new board members to our team. Their collective extraordinary backgrounds, diverse viewpoints, and expertise will complement and further enhance the skills and perspectives represented on our Board”.

New Board Member Bios:

Damon DeSantis, Board Member- Damon currently serves as a board member of MacPherson’s, the largest employee-owned distributor of creative materials and art supplies in North America. His corporate business interests continue with ownership, direct investment, and board membership in a variety of private businesses in the hospitality, financial services, automotive, spirits and cannabis industries. Previously, Damon served as Chief Executive Officer of Rexall Sundown Nutritional Company, a former Nasdaq 100 company until 2001 as well as a board member of the company. Rexall Sundown was in the business of developing, manufacturing, packaging, marketing, and distributing nutritional products of over 2800 SKUs to wholesalers, distributors, retailers in the US and worldwide.

Damon is the son of Carl DeSantis, one of the principal shareholders of Celsius and he and his family live in Plantation Florida.

Cheryl S. Miller, Board Member- Cheryl currently serves as an Executive Strategic Advisor for JM Family Enterprises, a privately owned diversified automotive company, where she previously served as Executive Vice President and Chief Financial Officer. Cheryl has also previously served as President and Chief Executive Officer and held positions of Ex VP and Chief Financial Officer, Treasurer and VP of Investor Relations between 2010 and April 2021 with AutoNation Inc., a publicly traded Fortune 150 automotive retailer while also serving on their board from July 2019 to July 2020. In addition, since 2016, Cheryl has been serving as a director of Tyson Foods, Inc., one of the world’s largest public food companies where she is a member of Tyson’s Audit and Compensation & Leadership Development committees.

A native of Puerto Rico and resident of Florida, Cheryl holds a bachelor’s degree in finance and business administration from James Madison University and brings over 20 years of corporate finance experience in consumer-focused industries specializing in M&A, cybersecurity, e-commence and public company shareholder relations.

Joyce Russell, Board Member- Joyce currently serves as President of the Adecco Group U.S. Foundation, which is focused on up/re-skilling American workers and helping to ensure work equality for all. The Foundation was formed in 2019 and Joyce was appointed its first President. She previously served as President of Adecco Staffing US from 2004 to 2018, an affiliate of the Swiss public company Adecco Group AG, a Fortune Global 500 company, and she brings over 34 years of experience specializing in human resources. Joyce is a panelist and participates at the World Economic Forum in Davos and Fortune’s Most Powerful Women Summits and serves as Chairperson of the Board of Directors of the American Staffing Association.

Joyce and her family reside in Vero Beach, Florida and holds a Bachelor of Arts degree in business and communications from Baylor University.

The Board has eliminated the Co-Chair BOD structure, with President and CEO, John Fieldly, serving as the Chairman of the Board. In addition, Hal Kravitz has been named independent lead director. With these changes, Tony Lau will step-down as co-chair and remain a board member.

Carl DeSantis, Chairman CDS International Holdings, Inc. added, “It brings me great pleasure to see the continuing evolution of Celsius, not only in terms of sales growth and the opportunity in front of the company, but also the commitment to always challenge themselves to be at the forefront of corporate governance improvements. In conjunction with the future growth expectations and opportunity the company has in front of them, it provides great confidence to my long-term commitment and support.

Upon completion of these changes, the updated Board of Directors are as follows composed of 9 directors, 6 of whom are independent:

●	John Fieldly- Chairman
●	Hal Kravitz- Independent Lead Director
●	Tony Lau
●	Nick Castaldo
●	Caroline Levy
●	Alexandre Ruberti
●	Damon DeSantis
●	Cheryl Miller
●	Joyce Russell

Horizons Ventures stated, “We join the board in expressing our appreciation and thanks to our co-chairman William H. Milmoe and the other departing board members for their service and partnership, building Celsius to a top energy drink competitor on a global scale. Our support for the company, management team and board has never been stronger and are fully committed to expanding our partnership to the future opportunities that lay ahead.”

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), is a global company with a proprietary, clinically proven formula for its master brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has five beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The five lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® BCAA +Energy, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia. CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, Walmart, GNC, Vitamin Shoppe, 7-Eleven, Dick’s Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, please visit: http://www.celsiusholdingsinc.com

Investor Relations:
Cameron Donahue
(651) 707-3532
cdonahue@celsius.com

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